UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 27, 2012
Date of Report (Date of earliest event reported)

GREENLITE VENTURES INC.
(Exact name of registrant as specified in its charter)

N/A
(Former name or former address if changed since last report)

NEVADA	000-51773	91-2170874
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

Suite 201, 810 Peace Portal Drive
Blaine, WA	98230
(Address of principal executive offices)	(Zip Code)

(360) 318-3028
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	REGULATION FD DISCLOSURE

The following information is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing. By furnishing this information, Ireland makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

Advantag Letter of Intent

On March 27, 2012, Greenlite Ventures Inc. (“Greenlite”) entered into a letter of intent for the acquisition of Advantag AG, a German based company which is engaged in the business of marketing and trading carbon credits and is a member of a number of European carbon exchanges, including the Carbon Trade Exchange London / Melbourne (a leading exchange for sale of voluntary credits), the Green Market Exchange of the Bavarian Exchange in Munich, Climex in the Netherlands and the KBB Bratislava. The combination with Advantag will assist Greenlite in marketing of the carbon offsets generated by the United Nature projects and will allow Greenlite to achieve its longer term plan to join carbon exchanges and market other forms of carbon credits.

Under the terms of the Letter of Intent, Greenlite will issue to the shareholders of Advantag such number of shares of Greenlite as shall be equal to 60% of the number of Greenlite’s outstanding shares resulting in a reverse takeover of Greenlite. Of the shares to be issued to Advantag, 75% will be held in escrow to be released based on Advantag’s gross carbon credit sales over the next 5 years on the basis of one share for each 2 Euros of carbon credit sales.

Advantag reported gross carbon credit sales of approximately EUR 2,400,000 (USD$ 3,200,000) for the year ended December 31, 2011 and has gross sales of approximately EUR 1,100,000 (USD$ 1,470,000) for the first two months of 2012.

Closing will be subject to satisfactory due diligence by Greenlite, preparation of U.S. GAAP financials of Advantag, and the entry into a formal agreement. In addition, it will be subject to Greenlite having cash of not less than $500,000 and no significant liabilities at closing. At closing, Advantag’s management will assume management of Greenlite and a majority of directors of Greenlite will be directors nominated by Advantag.

There is no assurance that the parties will reach a formal agreement for the proposed reverse takeover or that the takeover will be completed. There are no assurances that the business combination with Advantag will result in sales or increased sales of carbon offsets by Greenlite. Greenlite has recently commenced to market carbon offsets through its website and there is no assurance that such marketing efforts will be successful.

The above summary is qualified in its entirety by reference to the full text of the Letter of Intent, a copy of which is filed as exhibit10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Adoption of 2012 Stock Incentive Plan

On March 30, 2012, the Board of Directors of Greenlite Ventures Inc. (the “Company”) adopted the Company’s 2012 Stock Incentive Plan (the "2012 Plan"). The purpose of the 2012 Plan is to enhance the long-term stockholder value of the Company by offering opportunities to directors, officers, employees and eligible consultants of the Company (“Participants”) to acquire and maintain stock ownership in the Company in order to give these persons the opportunity to participate in the Company's growth and success, and to encourage them to remain in the service of the Company.

The 2012 Plan allows the Company to grant options to its officers, directors and employees. In addition, the Company may grant options to individuals who act as consultants to the Company, so long as those consultants do not provide services connected to the offer or sale of the Company’s securities in capital raising transactions and do not directly or indirectly promote or maintain a market for the Company’s securities.

A total of 3,650,000 shares of our common stock are available for issuance under the 2012 Plan. We may increase the maximum aggregate number of shares that may be optioned and sold under the 2012 Plan provided the maximum aggregate number of shares that may be optioned and sold under the 2012 Plan shall at no time be greater than 15% of the total number of shares of common stock outstanding.

The Plan provides for the grant of incentive stock options and non-qualified stock options. Incentive stock options granted under the Plan are those intended to qualify as “incentive stock options” as defined under Section 422 of the Internal Revenue Code. However, in order to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code, the Plan must be approved by the stockholders of the Company within 12 months of its adoption. The Plan has not been approved by the Company’s stockholders. Non-qualified stock options granted under the Plan are option grants that do not qualify as incentive stock options under Section 422 of the Internal Revenue Code.

The above description of the 2012 Plan does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2012 Plan, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Number	Description of Exhibit
4.1	Stock Incentive Plan adopted March 30, 2012.
10.1	Letter of Intent dated March 27, 2012 between the Company and Advantag AG and Raik Oliver Heinzelmann.
99.1	News Release titled “Greenlite Announces Letter Of Intent For Reverse Merger With German-Based Member Of Carbon Credit Exchanges”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLITE VENTURES INC.
Date: March 30, 2012
	By:	/s/ Howard Thomson

HOWARD THOMSON
President and Chief Executive Officer